Exhibit 99.1

FOR IMMEDIATE RELEASE
April 1, 2005

Financial Community
Contact: Melissa E. Adams
202-624-6410

News Media
Contact: Tim Sargeant
202-624-6043 (office)
202-825-7051 (pager)

WGL HOLDINGS, INC. ANNOUNCES ACTIONS TO ADDRESS OPERATING
ISSUES IN PRINCE GEORGE’S COUNTY, MARYLAND

      WASHINGTON, April 1--Washington Gas Light Company (Company), a wholly-owned subsidiary of WGL Holdings, Inc. (NYSE: WGL), has announced that it will replace all gas service lines and repair those gas mains that contain mechanical couplings in a portion of Prince George’s County, Maryland.

      The Company is taking this action to address a significant increase in the number of natural gas leaks in a portion of its distribution system in Prince George’s County, Maryland. These leaks have resulted from the deterioration of seals located within mechanical couplings that connect sections of distribution mains and service lines. The Company continues to investigate the reasons for the degradation of the seals in the couplings that are causing the increase in gas leaks in this part of its distribution system.

      Commenting on this matter, WGL Holdings Chairman and Chief Executive Officer James H. DeGraffenreidt, Jr. stated: “The safety of our customers and the general public and the reliability of our distribution system have always been and will continue to be our primary concern. Throughout this process, we will continue to work closely with the applicable authorities and the community.”

      While the Company has been repairing these leaks in compliance with federal regulations, the frequency of these leaks has caused the Company to further accelerate its efforts and adopt a more comprehensive solution to this situation.

      The Company expects to incur $75 million in costs to complete the necessary work. Of this amount, $50 million (on a pre-tax basis) is expected to be charged to operation and maintenance expenses, and $25 million is expected to be charged to capital expenditures. These amounts represent estimates that could differ materially from the final amount of costs that are actually incurred. At the present time, the Company cannot specifically define the period of time over which this work will be performed. However, it is the Company’s intent to perform the work as soon as reasonably possible, and it is developing an operating plan that will define the time period for these expenditures.

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      Currently, the Company does not anticipate that the actions described above will affect the earnings guidance it gave on February 3, 2005, for the quarter ended March 31, 2005, and the fiscal year ending September 30, 2005. However, operating results in future periods will be affected by the level and rate at which costs and expenses are incurred in connection with the efforts described above.

      At the present time, the Company has not requested regulatory recovery of the costs it expects to incur. However, the Company will seek recovery of the costs deemed necessary to earn its authorized rate of return in order to maintain its financial health and perform its public service obligation. If regulators allow for the recovery of these costs in its retail natural gas rates, the Company will defer such costs and amortize them to income over the period of recovery. However, there can be no assurance at this time that recovery in rates will be approved or for the period in time that such recovery will be allowed. If such costs are incurred and are not recovered in rates in years beyond fiscal year 2005, earnings in those years may be significantly reduced from the levels that would otherwise be reported.

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Headquartered in Washington, D.C., WGL Holdings is the parent company of Washington Gas Light Company, a natural gas utility that serves approximately one million customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, it holds a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services. Additional information about WGL Holdings is available on its Web site, www.wglholdings.com.

Note: This news release and other statements by the Company include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although the Company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and the Company assumes no duty to update them.

As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the level and rate at which costs and expenses are incurred in connection with constructing, operating and maintaining the Company’s natural gas distribution system; variations in weather conditions from normal levels; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market

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conditions; changes in credit ratings of debt securities of WGL Holdings, Inc. or Washington Gas Light Company that may affect access to capital or the cost of debt; changes in credit market conditions and creditworthiness of customers and suppliers; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates or decisions affecting business operations or the timing of recovery of costs and expenses; the timing and success of business and product development efforts and technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives; terrorist activities; and other uncertainties. The outcome of negotiations and discussions the Company may hold with other parties from time to time regarding utility and energy-related investments and strategic transactions that are both recurring and non-recurring may also affect future performance. For a further discussion of the risks and uncertainties, see the Company’s most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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